As filed with the Securities and Exchange Commission on May 8, 2014

Registration No. 333—123642

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WEIGHT WATCHERS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	11-6040273
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

675 Avenue of the Americas, 6th Floor

New York, New York 10010

(Address and zip code of principal executive offices)

WEIGHT WATCHERS INTERNATIONAL, INC. 2004 STOCK INCENTIVE PLAN

(Full title of the plan)

Debra Cotter, Esq.

Weight Watchers International, Inc.

675 Avenue of the Americas, 6th Floor

New York, New York 10010

(212) 589-2700

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Kenneth Wallach, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Explanatory Note

This Post-Effective Amendment No. 2 relates to the Registration Statement of Weight Watchers International, Inc. (the “Registrant”) on Form S-8, File No. 333-123642, filed by the Registrant on March 29, 2005, as amended by Post-Effective Amendment No. 1, filed by the Registrant on February 10, 2012 (the “Registration Statement”), which originally registered 2,500,000 shares of common stock, no par value, of the Registrant (the “Common Stock”) for issuance pursuant to the Weight Watchers International, Inc. 2004 Stock Incentive Plan (the “2004 Plan”). The Weight Watchers International, Inc. 2014 Stock Incentive Plan (the “2014 Plan”), approved by the Registrant’s Board of Directors on March 12, 2014 and shareholders on May 6, 2014, replaces the 2004 Plan for all equity-based awards granted on or after May 6, 2014 (the “Effective Date”). No future equity-based awards will be made under the 2004 Plan and the 2004 Plan will terminate effective May 12, 2014. This Post-Effective Amendment No. 2 is being filed to deregister, effective immediately, 270,321 shares of Common Stock available for issuance under the 2004 Plan as of the Effective Date.

Accordingly, by means of this Post-Effective Amendment No. 2, the Registrant hereby withdraws from registration under the Registration Statement 270,321 shares of Common Stock available for issuance under the 2004 Plan as of the Effective Date. As of the Effective Date, 742,270 shares of Common Stock remain reserved for issuance pursuant to awards outstanding under the 2004 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York, on the 8th day of May, 2014.

WEIGHT WATCHERS INTERNATIONAL, INC. (Registrant)

By:	/s/ James Chambers
	Name:	James Chambers
	Title:	President, Chief Executive Officer and Director

No other person is required to sign this Post-Effective Amendment No. 2 on behalf of the Registrant in reliance upon Rule 478 under the Securities Act.